UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Infrasource Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFRASOURCE SERVICES, INC.
100 West Sixth Street
Suite 300
Media, PA 19063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 9, 2006

To the Stockholders of
InfraSource Services, Inc.:

The 2006 Annual Meeting of stockholders of InfraSource Services, Inc., a Delaware corporation (“InfraSource”), will be held on Tuesday, May 9, 2006, at 10:00 a.m. (local time), at 1735 Market Street, Suite 4200, Philadelphia, PA 19103, for the following purposes:

•       to elect seven directors, each to serve for a one-year term expiring at the Annual Meeting of stockholders in 2007; and

•       to transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2006, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. Upon written request, you are entitled to inspect a complete list of stockholders entitled to vote at the Annual Meeting. Such inspection must be for a proper purpose and may take place in the ten days prior to the Annual Meeting during normal business hours at InfraSource’s offices in Media, Pennsylvania.

You are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy.

/s/ Deborah C. Lofton
Deborah C. Lofton, Senior Vice President, General Counsel and Secretary

April 7, 2006

INFRASOURCE SERVICES, INC.

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors of InfraSource Services, Inc. (“InfraSource”) in connection with the Annual Meeting of stockholders of InfraSource to be held on Tuesday, May 9, 2006, at 10:00 a.m. (local time), at 1735 Market Street, Suite 4200, Philadelphia, PA 19103 and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and the accompanying proxy are being mailed on or after April 7, 2006 to the holders of record of common stock on March 31, 2006.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the following matters:

•       the election of seven directors of InfraSource each to serve for a one-year term expiring at the Annual Meeting of stockholders in 2007; and

•       any other business that may properly be brought before the Annual Meeting.

In addition, our management will report on InfraSource’s performance during the year ended December 31, 2005 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record on the record date, which was the close of business on March 31, 2006, will be entitled to receive notice of, and to vote at, the Annual Meeting. Each share of common stock is entitled to one vote.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you attend the Annual Meeting in person and are a stockholder of record at the meeting, you may deliver your completed proxy card in person or vote in person at the Annual Meeting. As of the record date, 39,850,940 shares of our common stock were outstanding.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of our outstanding common stock constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares, and no instruction is given.

How does discretionary voting authority apply?

If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, Terence R. Montgomery, Senior Vice President and Chief Financial Officer of InfraSource and Deborah C. Lofton, Senior Vice President, General Counsel and Secretary of InfraSource, to vote on the proposals and any other matters that may arise at the Annual Meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Terence R. Montgomery and Deborah C. Lofton will vote in accordance with the recommendation of the Board of Directors. The Board recommends a vote:

•       FOR election of the seven nominees as directors of InfraSource:  John A. Brayman, J. Michal Conaway, Michael P. Harmon, David R. Helwig, Ian A. Schapiro, Richard S. Siudek and David H. Watts.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.   Directors are elected by a plurality of the votes. The seven nominees for director receiving the highest number of votes cast by stockholders entitled to vote for directors will be elected to serve on the Board. Only the number of votes “for” and “against” affect the outcome. Accordingly, votes withheld and abstentions will have no effect on the result of the vote.

Other Items.   With respect to any other item that properly comes before the Annual Meeting, such item would require the affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to be cast at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to any other item that properly comes before the Annual Meeting will have the effect of a negative vote. Broker non-votes will not be considered as votes entitled to be cast and thus will have no effect on the result of the vote.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of InfraSource either a notice of revocation or a duly executed proxy card bearing a date later than the date on the proxy card you submitted. The power of the proxy holders to vote your proxy will be suspended if you give notice to the Secretary of InfraSource revoking your proxy prior to its use, return a later dated proxy card or attend the Annual Meeting and vote in person. Attending the Annual Meeting will not by itself revoke your previously granted proxy, as you must vote at the Annual Meeting.

Who bears the cost of solicitation of proxies?

InfraSource bears the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with this solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, our officers, directors and employees may use other written communication, telephone and other means to solicit proxies. These persons receive no special compensation for any solicitation activities.

When are stockholder proposals due for the year 2007 Annual Meeting?

To be included in next year’s proxy statement, stockholder proposals must be submitted in writing by December 8, 2006 to: Secretary, InfraSource Services, Inc., and mailed to 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063. If any stockholder proposal is submitted after February 21, 2007, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2007 Annual Meeting, without any discussion of the matter in the proxy statement for that meeting.

Will every stockholder receive a proxy statement?

Certain stockholders who share the same address may receive only one copy of this proxy statement and our 2006 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. If you own shares through a bank, broker or other holder of record and wish to either stop or begin householding, you may request or stop householding, or you may request a separate copy of the proxy statement or the Annual Report, either by contacting your bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 480-8000 or in writing at InfraSource Services, Inc., 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063, Attention: Deborah C. Lofton, Senior Vice President, General Counsel and Secretary. If you request to begin or stop householding, you should provide your name, the name of your broker, bank or other record holder, and your account information.

Can I receive future proxy statements and proxies electronically?

We are now offering our stockholders the option of receiving the Annual Reports, proxy statements, proxy cards and other similar material from us electronically over the Internet. We believe this process is beneficial to us and our stockholders because it provides for faster delivery of such materials, significantly reduces the cost of providing these materials to you and helps to conserve natural resources. On the proxy card provided with this proxy statement, we have indicated a place for you to consent to such electronic delivery of future proxy materials from us.

ITEM 1—ELECTION OF DIRECTORS

Nominees for Election as Director

The Board currently consists of eight (8) members: Ian A. Schapiro (interim Chairman), John A. Brayman, Christopher S. Brothers, J. Michal Conaway, Michael P. Harmon, David R. Helwig, Richard S. Siudek and David H. Watts.

At the 2006 Annual Meeting, the Board will nominate John A. Brayman, J. Michal Conaway, Michael P. Harmon, David R. Helwig, Ian A. Schapiro, Richard S. Siudek and David H. Watts to be elected as directors of InfraSource to hold office until the 2007 Annual Meeting of stockholders and until their respective successors are duly elected and qualified. The nominees have consented to serve if elected to the Board. If the nominees are unable to serve as directors at the time of the 2006 Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy will vote for such substitute nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.

The Board recommends that you vote FOR election of the director nominees.

Set forth below is information about the nominees. For information concerning the number of shares of common stock owned by each director and all directors and executive officers as a group as of March 31, 2006, see “Beneficial Ownership.”

Name	Age	Position(s) with Company	Director Since
Ian A. Schapiro	49	Director, interim Chairman of the Board	2003
John A. Brayman	59	Director	2003
J. Michal Conaway	57	Director	2006
Michael P. Harmon	36	Director	2003
David R. Helwig	55	Chief Executive Officer and President; Director	2003
Richard S. Siudek	59	Director	2004
David H. Watts	67	Director	2005

Ian A. Schapiro became a member of our Board of Directors in May 2003 and became interim Chairman in April 2005. Mr. Schapiro became a founding principal of GFI Energy Ventures in June 1995. From November 1985 to June 1995 he was a partner of Venture Associates and of Arthur Andersen & Co. following that firm’s acquisition of Venture Associates. From 1984 to 1985, Mr. Schapiro was Chief Financial Officer of a technology company, and before that, a commercial banker with The Bank of California whose portfolio was concentrated in the energy sector. Mr. Schapiro also serves on the board of directors of Cherokee International Corporation and Elgar Holdings, Inc.

John A. Brayman became a member of our Board of Directors in December 2003. Since 1998, Mr. Brayman has provided executive leadership consulting services. From 1994 to 1998, Mr. Brayman served as President of Entergy Technology Holding Company. Mr. Brayman also serves on the board of directors of Wright Line, LLC.

J. Michal Conaway became a member of our Board of Directors in February 2006. Mr. Conaway is the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm he founded in 2002. Mr. Conaway has been providing consulting services since 2000. Previously, Mr. Conaway held numerous management, executive and director positions in industry, including fifteen years as Chief Financial Officer and principal financial officer of major listed companies. He is a Certified Public Accountant.

Michael P. Harmon became a member of our Board of Directors in May 2003. Mr. Harmon is currently a Managing Director of Oaktree Capital Management, LLC, a private equity investment management firm that invests in a wide range of public and private companies, and has been a member of its principal investments group since joining Oaktree in 1997. From 1992 through 1995, Mr. Harmon served as a senior consultant in the Corporate Recovery Consulting Group of Price Waterhouse. Prior to that, he was an analyst in the distressed credits group at Society Corporation. Mr. Harmon also serves on the board of directors of Cebridge Connections, LLC, HydroChem Holdings, Inc. and Wright Line, LLC.

David R. Helwig has been the Chief Executive Officer and President of InfraSource since September 2003 and became a member of our Board of Directors in October 2003. Prior to joining InfraSource, Mr. Helwig served as President and as Chief Operating Officer of InfraSource Incorporated from April 2002 to September 2003 and as Executive Vice President of Commonwealth Edison from October 2000 through April 2002. Prior to his role as Executive Vice President of Commonwealth Edison, Mr. Helwig was the Senior Vice President of Exelon Corporation and Commonwealth Edison Nuclear Generation Groups from January 1998 through October 2000.

Richard S. Siudek became a member of our Board of Directors in March 2004. From 2001 to 2002, Mr. Siudek served as head of the Utilities Division and was a member of the Group Executive Committee of ABB Ltd., a power and automation technologies company. From 1998 to 2001, Mr. Siudek served as

Country Segment Manager for ABB Power T & D Company, Inc. Mr. Siudek has been retired since 2002. Mr. Siudek also serves on the board of directors of Trans-Elect Holdings, Inc.

David H. Watts became a member of our Board of Directors in May 2005. Since 1999, Mr. Watts has served as the Chairman of the Board of Directors of Granite Construction Incorporated. From 1987 to 2003, Mr. Watts also served as President and Chief Executive Officer of Granite. Prior to 1987, Mr. Watts was President and Chief Executive Officer and a director of Ford, Bacon & Davis, Inc., an industrial engineering and construction firm and President and Chief Operating Officer of Solus Ocean Systems, Inc., an offshore underwater construction company.

GOVERNANCE OF INFRASOURCE

Our Board of Directors believes that the purpose of corporate governance is to ensure that stockholder value is maximized in a manner consistent with the strategic plans of our company, legal requirements and the highest standards of integrity. Our Board adheres to corporate governance practices that the Board and senior management believe promote this purpose and are sound. The Board of Directors has adopted Corporate Governance Guidelines, which incorporate the Corporate Governance Listing Standards of the New York Stock Exchange (the “NYSE Standards”) and other rules and regulations pertaining to corporate governance that are applicable to InfraSource. Our Corporate Governance Guidelines and additional information regarding our corporate governance are available on our website at www.infrasourceinc.com, and will be made available, without charge, to any stockholder who requests such documents from Deborah C. Lofton, Senior Vice President, General Counsel and Secretary, InfraSource Services, Inc., 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063. It is our practice to review these governance practices, Delaware law (the state in which InfraSource is incorporated), the NYSE Standards, and the regulations of the U.S. Securities and Exchange Commission (the “SEC”), as well as best practices suggested by recognized governance authorities from time to time, as needed.

Under the applicable provisions of the NYSE Standards, a listed company that has one stockholder, or a group of “affiliated” stockholders, that hold or control more than 50% of the voting power is considered a “controlled company.”  During 2005, InfraSource was a controlled company under the NYSE Standards because OCM/GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P., the funds managed by Oaktree Capital Management, LLC and GFI Energy Ventures LLC (which funds are referred to in this proxy statement as our “principal stockholders”), held more than 60% of our outstanding voting common stock.

On December 8, 2005, our principal stockholders sold 1,137,074 shares of our common stock in a private placement transaction. On March 24, 2006, our principal stockholders sold 11,750,336 shares of our common stock in a secondary underwritten public offering. After such sales of common stock, our principal stockholders own approximately 32% of our outstanding common stock and, therefore, we are no longer a controlled company under the NYSE Standards. During 2005, as a controlled company, we were exempt from the requirements in the NYSE Standards that would otherwise have required us to have:

•       a majority of our directors meet the “independent director” definition under the NYSE Standards; and

•       all independent directors as the members of our Compensation Committee and Nominating and Corporate Governance Committee.

Under the NYSE Standards, when a company ceases to be a controlled company, a “transition period” exists to allow the company to phase in its compliance with these independence standards. The transition period phase-in requires us to have at least one independent member of our Compensation Committee and Nominating and Corporate Governance Committee as of March 24, 2006 (which requirement is met), a majority of independent members on all committees within 90 days after such date and fully independent committees within one year after such date. The transition period phase-in also requires us to have a majority of independent directors within one year after the company ceases to be a controlled company.

Board of Directors

Our Board of Directors currently consists of eight (8) members: Ian A. Schapiro (interim Chairman), John A. Brayman, J. Michal Conaway, Christopher S. Brothers, Michael P. Harmon, David R. Helwig, Richard S. Siudek and David H. Watts.

In accordance with InfraSource’s Certificate of Incorporation, the members of the Board hold office for one-year terms. At each Annual Meeting of stockholders, the successors to the directors whose terms expire are to be elected to serve from the time of their election and qualification until the next Annual Meeting of stockholders following their election or until their respective successors have been duly elected and qualified. InfraSource’s Chairman of the Board of Directors presides over non-management executive sessions.

Committees and Meetings of the Board of Directors

How often did the Board meet during fiscal 2005?

The Board held five (5) in-person meetings during the last fiscal year. Between such regularly scheduled meetings, the Board held frequent telephonic discussions. Each of InfraSource’s directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he was a member during the periods that he served during the year ended December 31, 2005.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.

Audit Committee.   During 2005, the Audit Committee, consisting of Messrs. Siudek (Chairman), Brayman and Watts, held sixteen (16) meetings. The Board has determined, for the year ended December 31, 2005, that each of the Audit Committee members were independent for the purposes of the NYSE Standards and the regulations promulgated by the SEC. On February 1, 2006, the Board appointed Mr. Conaway to the Audit Committee, replacing Mr. Brayman. The Board also determined that Mr. Conaway meets the SEC criteria of a “financial expert” and is financially sophisticated for the purposes of NYSE Standards and was therefore designated as the Audit Committee financial expert. In March 2006, the Board appointed Mr. Conaway as Chairman of the Audit Committee. The Audit Committee is governed by a charter, a copy of which, as adopted on April 29, 2004, is posted on our website at www.infrasourceinc.com. The Audit Committee selects, on behalf of our Board of Directors, an independent registered public accounting firm to be engaged to audit our consolidated financial statements, discusses with the independent registered public accounting firm their independence, reviews and discusses the audited consolidated financial statements with the independent registered public accounting firm and management and recommends to our Board of Directors whether the audited consolidated financial statements should be included in our Annual Reports on Form 10-K to be filed with the SEC.

Compensation Committee.   During 2005, the Compensation Committee, consisting of Messrs. Brayman (Chairman), Brothers and Helwig, held four (4) meetings. In February 2006, the Board appointed Mr. Watts to the Compensation Committee, replacing Mr. Brothers. The Compensation Committee, which is governed by a charter that is posted on our website at www.infrasourceinc.com, reviews and either approves, on behalf of our Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of our executive officers and (2) individual stock, stock option and stock-based awards. Mr. Brayman, as the only independent member of the Compensation Committee during 2005, determined or made recommendations with respect to Mr. Helwig’s compensation. The Compensation Committee also provides assistance, recommendations and approval with respect to our compensation policies and practices. During 2005, as a controlled company, InfraSource was not required to meet the independence requirements of the NYSE Standards for the composition of its Compensation Committee.

Nominating and Corporate Governance Committee.   During 2005, the Nominating and Corporate Governance Committee, consisting of Messrs. Harmon (Chairman), Schapiro and Siudek held one (1) meeting, engaged in frequent telephonic discussions and provided reports to the Board at regularly scheduled meetings. The Nominating and Corporate Governance Committee is governed by a charter, a copy of which is posted on our website at www.infrasourceinc.com. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board of Directors, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our Board of Directors, and developing and recommending to our Board of Directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. During 2005, as a controlled company, InfraSource was not required to meet the independence requirements of the NYSE Standards for the composition of its Nominating and Corporate Governance Committee.

What is the Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director?

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members and management as well as by stockholders, as described below. The Committee has the authority to retain a search firm to assist in the identification of director candidates. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

In selecting a nominee for director, the Nominating and Corporate Governance Committee considers the following qualifications or attributes: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interests, independence from the company’s management and controlling stockholders and such other relevant factors that may be appropriate in the context of the needs of the Board.

In approving candidates for election as director, the Nominating and Corporate Governance Committee will also assure that the Board satisfies the composition requirements set forth under the NYSE Standards and the regulations promulgated by the SEC.

Director Independence

Our Corporate Governance Guidelines, available on our website at www.infrasourceinc.com, adopt the definition of director independence set forth in the NYSE Standards. No director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with InfraSource, directly or as an officer, stockholder or partner of an organization that has a relationship with InfraSource. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The Board has determined that John A. Brayman, J. Michal Conaway, Richard S. Siudek and David H. Watts are independent under the current NYSE Standards. In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and InfraSource and determined that no material relationships exist between InfraSource and the independent directors.

Stockholder Nomination of Directors

Recommendations of Director Nominees by Stockholders.   In accordance with InfraSource’s procedures for director nominations by stockholders, the Nominating and Corporate Governance Committee will accept for consideration submissions of candidates for director from stockholders who own at least 1% of the outstanding common stock of InfraSource and have owned such shares for at least one year. All recommendations by eligible stockholders must be in writing, addressed to the Nominating and Corporate Governance Committee, care of the President, 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063. Submissions may only be sent by mail, courier or personal delivery.

A recommendation of a nominee for director by a stockholder must include the following information regarding the recommending stockholder:

•       the name and address, including telephone number;

•       the number of shares of InfraSource common stock owned and the time period for which such shares have been held;

•       if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (i.e., a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and

•       a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of InfraSource’s next annual meeting of stockholders.

As an alternative for the third requirement, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held.

A recommendation of a nominee for director by a stockholder must include the following information for each proposed nominee:

•       the information required by Item 401(a) of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the nominee, as well as information concerning certain types of legal proceedings within the past five years involving the nominee);

•       the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the nominee’s ownership of securities of InfraSource);

•       the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between InfraSource and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with InfraSource);

•       a description of all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•       a description of all relationships between the proposed nominee and any of InfraSource’s competitors, customers, suppliers, or other persons with special interests regarding InfraSource;

•       a statement from the recommending stockholder supporting his, her or its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees, as described above under the title “Minimum Qualifications of Directors” and briefly describing the contributions that the nominee would be expected to make to the Board and to the governance of InfraSource;

•       a statement from the recommending stockholder whether, in the view of such stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of InfraSource; and

•       the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of InfraSource.

Stockholder recommendations for nominees for directors to be elected at our 2007 annual meeting must be submitted in accordance with the procedures described above on or before December 8, 2006. If a recommendation is submitted by two or more stockholders, the required information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

Stockholder Nominations of Directors for this Annual Meeting.   InfraSource did not receive any written nominations for directors prior to the mailing of this proxy statement. In the event an election is held at a special meeting of stockholders for the election of directors prior to the Annual Meeting to which this proxy statement relates, notice of intent to nominate must be made by the close of business on the tenth day following the date on which notice of the special meeting is first given to stockholders. Such notices of intent to nominate a candidate for director must contain the information described above under the title “Recommendations of Director Nominees by Stockholders.”

Compensation of Directors

How are directors compensated?

Each non-employee director is entitled to receive:

•       an annual retainer fee of $25,000 and an additional annual retainer of $50,000 for serving as Chairman of the Board of Directors;

•       an annual retainer of $7,500 for each non-chairman member serving on the Audit Committee and an additional annual retainer of $2,500 for serving as Chairman of the Audit Committee;

•       an annual retainer of $5,000 for each non-chairman member serving on the Compensation Committee and an additional annual retainer of $2,500 for serving as Chairman of the Compensation Committee;

•       an annual retainer of $5,000 for serving on any other committee of the Board;

•       each director elected to the Board for the first time shall receive options to purchase 19,913 shares of common stock at fair market value on the date of grant; and

•       each director elected Chairman of the Board for the first time shall receive options to purchase 39,826 shares of common stock at fair market value (less any options to purchase shares previously received upon election as a director).

Prior to April 27, 2005, InfraSource’s non-independent directors did not receive any compensation. Since that time, Mr. Harmon’s and Mr. Brother’s director fees have been paid directly to Oaktree Capital Management, LLC and Mr. Schapiro’s director fees have been paid directly to GFI Energy Ventures LLC. All directors are entitled to receive reimbursement for all reasonable travel expenses incurred in connection with Board of Directors’ meetings and meetings of committees of the Board of Directors. In November 2005, each non-employee director received a grant of a stock option for 10,000 shares of our common stock as additional compensation for their service on the board during 2005.

Stockholder Access Policy

A stockholder who wishes to communicate with directors should do so by sending his, her or its communications to the President of the Company, by telephone, e-mail or regular mail at the telephone number, e-mail address or direct mail address posted to the Contact Us section of the Investors portion of our website (www.infrasourceinc.com). The President will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the President, is appropriate. Generally, any communications that are not in the nature of advertising, promotions for a product or service, patently offensive material, or material advocating InfraSource or its agents engage in illegal activities will be forwarded promptly to the addressee. If a communication is not presented to the directors because the President determines that it is not appropriate for delivery to the directors, the director or directors identified in the communication will be made aware of such decision. If a director requests, any such communication will be provided for his or her review.

Submissions of communications should include the following information: (1) a statement of the type and amount of InfraSource stock that the person holds; (2) if the person submitting the communication is not a InfraSource stockholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in InfraSource; (3) any special interest in the subject matter of the communication; and (4) the submitter’s address, telephone number and e-mail address, if any.

Director Attendance at Annual Meetings

All of the members of our Board of Directors attended the 2005 Annual Meeting. We expect and encourage all of our directors to attend our 2006 Annual Meeting of stockholders.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all of our employees. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder, the sections of the Code of Business Conduct and Ethics entitled “General Policy: Compliance with Laws”, “Conflicts of Interest”, “Securities Laws and Insider Trading”, “Reporting any Illegal or Unethical Behavior”, and “Compliance Procedures” shall constitute the Company’s Code of Ethics for Principal Executives and Senior Financial Officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer or Controller (or person performing similar function).

The Code of Business Conduct and Ethics is designed to deter wrongdoing and promote ethical conduct, full and accurate reporting in our SEC filings, compliance with applicable law, as well as other matters. The Code of Business Conduct and Ethics is posted on our website (www.infrasourceinc.com).

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(3))
Equity compensation plans approved by security holders(2)	2,405,701	$8.81	507,620
Equity compensation plans not approved by security holders	—	—	—
TOTAL	2,405,701	$8.81	507,620

(1)          Share and share price information is provided as of December 31, 2005.

(2)          The number in Column (a) excludes purchase rights accruing under our stockholder-approved employee stock purchase plan, the 2004 Employee Stock Purchase Plan. This plan gives employees the right to purchase shares at amounts and prices that are not determinable until the end of the specified purchase periods, which occur at semi-annual intervals each year. The maximum aggregate number of shares reserved for issuance under the plan is 2,000,000, plus an annual increase to be added on the first day of our fiscal year (beginning 2005) equal to the lesser of (i) 600,000 shares or (ii) one percent of the number of our outstanding shares on the last day of the immediately preceding fiscal year. As of January 1, 2005, the number of shares reserved for issuance under the plan was 2,389,427. From the inception of the 2004 Employee Stock Purchase Plan through December 31, 2005, 183,321 shares have been issued.

(3)          The maximum aggregate number of shares reserved for issuance under our 2004 Omnibus Stock Incentive Plan is 800,000, plus an annual increase, to be added on the first day of our fiscal year (beginning 2005) equal to the lesser of (i) 1,000,000 shares or (ii) two percent of our outstanding shares on the last day of the immediately preceding fiscal year. As of January 1, 2005, the aggregate number of shares reserved for issuance under the plan was 1,578,854 shares. The term of the plan is ten years; therefore, stockholder approval is not required for the automatic increase of shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth all compensation received during the year ended December 31, 2005 by our Chief Executive Officer and the four other most highly compensated executives whose total compensation exceeded $100,000 in 2005. These five officers are referred to as the “named executive officers” in this proxy statement. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options (#)		All Other Compensation ($)
David R. Helwig	2005	438,324	385,000	(2)	—		50,000		—
Chief Executive Officer and	2004	387,600	305,549	(2)	—		112,186		—
President	2003	387,600	525,000	(2)	168,013	(3)	497,817		6,000	(4)
Terence R. Montgomery	2005	267,120	178,875	(2)	—		25,000		7,000	(4)
Chief Financial Officer	2004	244,710	126,702	(2)	—		46,608		6,500	(4)
and Senior Vice President	2003	225,000	297,500	(2)	92,307	(3)	229,006		663,621	(5)
Paul M. Daily	2005	236,667	79,260	(2)	—		25,000		6,035	(4)
President and Chief	2004	220,000	76,316	(2)	—		50,000		5,648	(4)
Executive Officer,	2003	220,000	200,500	(2)	54,199	(3)	183,675	(6)	5,542	(4)
InfraSource Underground Services, Inc.
Stephen J. Reiten	2005	205,407	343,691	(2)	—		15,000		19,600	(7)
President and	2004	190,000	132,678	(2)	—		38,146		11,859	(7)
Chief Operating Officer,	2003	190,000	473,517	(2)	—		169,269		20,000	(7)
M.J. Electric, Inc.
Lawrence P. Coleman	2005	162,121	182,976	(2)	—		20,000		7,000	(4)
President, Blair Park	2004	146,274	107,043	(2)	—		—		4,086	(4)
Services, Inc. and	2003	134,550	103,101	(2)	—		—		3,356	(4)
Sunesys, Inc.

(1)          For each named executive officer, other than Messrs. Helwig, Montgomery and Daily  in 2003, the aggregate dollar amount of perquisites or other personal benefits did not exceed the lesser of (a) $50,000 or (b) 10% of the total salary and bonus reported by such named executive officer for such fiscal year. Certain of the named executive officers receive a car allowance as a perquisite.

(2)          In 2005, includes amounts paid under the Company’s Annual Incentive Compensation Program (“AICP”), and payment of 25% of the signing bonuses described below ($75,000, $37,500, $37,500 and $41,250 for Messrs. Helwig, Montgomery, Daily and Reiten, respectively). In 2004, includes amounts paid under the AICP and vacation bonuses for Mr. Helwig and Mr. Montgomery. In 2003, includes amounts paid under the AICP and payment of 75% of the signing bonuses received in connection with the merger transaction in which InfraSource Incorporated and certain of its subsidiaries were acquired by InfraSource Services, Inc. from Exelon Corporation (the “Merger”) as set forth in each named executive officer’s employment agreement ($225,000, $112,500, $112,500 and $123,750 for Messrs. Helwig, Montgomery, Daily and Reiten, respectively). In 2003, amounts for Mr. Montgomery also include an additional cash bonus of $35,000 and for Mr. Reiten a retention payment of $125,000.

(3)          Includes amounts reimbursed for the payment of taxes incurred in connection with receipt of a portion of the signing bonus in shares of stock under such executive’s employment agreement.

(4)          Represents matching 401(k) plan contributions.

(5)          Represents matching 401(k) plan contribution of $6,000 and a change in control payment of $657,621 received in connection with the Merger.

(6)          Excludes 25,419 shares which were subject to Mr. Daily’s September 2003 time-based stock option grant, which were cancelled during 2004.

(7)          In 2005, represents matching 401(k) plan contribution of $7,000 and a profit sharing contribution of $12,600. In 2004, represents matching 401(k) plan contribution of $5,709 and a profit sharing contribution of $6,150. In 2003, represents matching 401(k) plan contribution of $6,000 and a profit sharing contribution of $14,000.

Stock Option Information

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options we granted during 2005 to the named executive officers. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

Individual Grants

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal Year Ended December 31,	Exercise Price	Expiration	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	2005	per Share	Date	5%($)	10%($)
David R. Helwig	50,000	7.1%	$11.81	11/28/2015	$371,362	$941,105
Terence R. Montgomery	25,000	3.6%	$11.81	11/28/2015	185,681	470,552
Stephen J. Reiten	15,000	2.1%	$11.81	11/28/2015	111,409	282,331
Paul M. Daily	25,000	3.6%	$11.81	11/28/2015	185,681	470,552
Lawrence P. Coleman	5,000	0.7%	$9.80	04/27/2015	30,816	78,093
Lawrence P. Coleman	15,000	2.1%	$11.81	11/28/2015	111,409	282,331

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information on options exercised and unexercised options to purchase our common stock granted to the named executive officers and held by them as of December 31, 2005.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Vested	Unvested	Vested	Unvested
David R. Helwig	—	—	28,046	251,114	2,244	1,062,171
Terence R. Montgomery	—	—	47,777	209,312	307,272	1,301,085
Stephen R. Reiten	12,390	102,297	26,927	163,097	148,239	1,034,589
Paul M. Daily	—	—	49,045	189,189	310,702	1,108,473
Lawrence P. Coleman	—	—	—	20,000	—	35,450

(1)          On March 24, 2006, upon the closing of a secondary public offering of our common stock by selling stockholders, including our principal stockholders, previously unvested performance-based stock options granted in September 2003 to purchase 69,705 shares of our common stock for each of Messrs. Montgomery, Reiten and Daily, respectively, vested and became exercisable. If such event had occurred as of December 31, 2005, Messrs. Montgomery, Reiten and Daily would have had 117,482, 96,632 and 118,750 vested stock options with a value of $898,371, $739,337 and $901,800, respectively as of such date, and a concomitant decrease in the number and value of unvested stock options.

Employment Agreements

We have entered into employment agreements with each of Messrs. Helwig, Montgomery, Reiten and Daily. Each of these employment agreements became effective on September 24, 2003 and provide for each officer’s at-will employment which may be terminated at any time for any reason at our or the officer’s option. Under each officer’s agreement, each is entitled to (i) an annual base salary, as set forth in the employment agreement, that is reviewed annually and (ii) a signing bonus as set forth below:

Name	Signing Bonus
David R. Helwig	$300,000
Terence R. Montgomery	150,000
Stephen J. Reiten	165,000
Paul M. Daily	150,000

Seventy-five percent of the signing bonus for each officer was paid in cash or shares of our common stock, as elected by the officer, in 2003, and the remaining 25% of the signing bonus was paid in September 2005. For those officers who elected to have a portion of their signing bonus paid in shares, we reimbursed them in respect of the taxes incurred on the initial signing bonus shares, as well as any taxes on the tax reimbursement, in accordance with the employment agreement terms.

In addition, each officer is entitled to participate in our Annual Incentive Compensation Program and has been granted options to purchase shares of our common stock.

In the event the officer’s employment is terminated by us for cause or terminated by the officer without good reason, he will be entitled to receive his accrued base salary and benefits through the termination date. In the event the officer’s employment is terminated as a result of the officer’s death or disability, the officer or his estate will be entitled to receive his accrued base salary and benefits through the date of termination and any prorated share (based on the period of actual employment) of any bonus under the Annual Incentive Compensation Program that the officer would have been entitled to had he worked the full year during which the termination occurred.

In the event the officer’s employment is terminated following September 24, 2005 by the officer for good reason or by us for any reason other than the officer’s death or disability or for cause, in exchange for a release as to any and all claims, the officer may have against us and an agreement not to compete until the second anniversary of the date of his employment termination, the officer will be entitled to the following severance benefits: (1) an amount equal to the prorated share of his bonus under the Annual Incentive Compensation Program, (2) an amount equal to two times the sum of his base salary at the time of termination and (3) medical and health insurance benefits for up to twenty-four months.

Each of the officers’ employment agreements contains confidentiality, non-competition and non-solicitation provisions effective through the term of the agreement and for a period of two years thereafter if the officer is entitled to severance benefits described above. Following the anniversary of the termination date, we may elect to extend the non-competition period for an additional year by (1) paying the officer the difference between his base salary at the time of his termination and the option spread value of his vested shares at the time of his termination and (2) providing health and insurance coverage for up to an additional year. In the event the officer’s employment is terminated following September 24, 2005, by the officer without good reason, we may elect to extend the non-competition period for up to two years by (1) paying the officer the difference between two times his base salary at the time his termination and the option spread value of the vested shares at the time of his termination and (2) providing health and insurance coverage for up to an additional two years.

In connection with the Merger, Terence R. Montgomery and InfraSource Incorporated entered into a Settlement Agreement and General Release of Claims. Under the agreement, InfraSource Incorporated agreed to make a change of control payment to Mr. Montgomery in the amount of $657,621, and Mr. Montgomery agreed to release any and all claims under his employment agreement with InfraSource Incorporated.

On January 27, 2004, Mr. Daily entered into an amendment to cancel 25,419 of the shares underlying his September 23, 2003 time-based stock option grant. Mr. Daily did not receive any consideration for this cancellation of shares. All of the cancelled shares were reallocated to other employees of InfraSource Underground Services, Inc.

Our Incentive Compensation Plan

The Compensation Committee has established an incentive compensation plan, which provides a framework for determining corporate and individual goals for all executive officers and creates a pool of potential bonus compensation for employees based upon the Company’s achievement of revenue and profit measures.

Compensation Committee Interlocks and Insider Participation

Mr. Brothers and Mr. Helwig each served as officers of our company in 2003. Mr. Helwig currently serves as our president and chief executive officer, and Mr. Brothers resigned as an officer in October 2003. Mr. Brothers was not an officer or employee of our company during 2005. In February 2006, the Board appointed Mr. Watts to the Compensation Committee, replacing Mr. Brothers. During 2005, we had no compensation committee “interlocks” - meaning that no executive officer of InfraSource served as a director or member of the compensation committee of another entity, for which one of such other entity’s executive officers served on our board of directors or compensation committee.

REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Responsibilities of the Compensation Committee.   The Compensation Committee is responsible to InfraSource’s Board of Directors and to the Company’s stockholders for designing and approving the Company’s compensation programs, approving the performance evaluations and compensation of our executive officers, preparing the CEO’s performance evaluation, and determining the CEO’s compensation. The components of compensation include base salary, annual incentive compensation and equity-based long-term incentive awards. In addition, the Committee is responsible for overseeing the Company’s compensation and benefits programs generally. The Committee operates under a written charter adopted by the Board.

Compensation Philosophy.   InfraSource’s compensation programs are designed to attract, retain and motivate managers and employees critical to the Company’s long-term success and the creation of stockholder value. Our philosophy is to link executive compensation to annual and long-term performance goals that are aligned with the creation of stockholder value.

Our total compensation program for executives is comprised of base salary, annual incentive bonuses and equity-based long-term compensation. In establishing base salary and other cash-based compensation, we consider a number of factors, including data acquired from respected compensation consultants regarding base salary and incentive compensation of other construction and general industry companies. For each bonus-eligible position, we generally establish a bonus target that is defined as a percentage of base salary and that varies based on the position and salary level. For some senior level positions that have a high degree of variable compensation, bonus targets may be established at levels ranging from forty to one-hundred percent of an individual’s annual base salary.

While surveys are used as reference points in determining salary levels, the Committee uses its judgment on a wide variety of factors including, but not limited to, business unit profitability, labor market conditions and other competitive factors in making compensation decisions. Individual performance, based on established goals and other parameters, is also a key component in the determination of total compensation.

The Committee commissioned a study of compensation programs in 2003 which was concluded in 2004. This analysis was conducted by Mercer Human Resources Consulting and included an assessment of competitive compensation levels benchmarked with the external market. The results indicated that with the introduction of a long-term incentive program in fiscal 2004, the Company’s mix of compensation components (i.e., base salary, annual incentive bonus, and long-term incentive compensation) is aligned with the competitive market. The Committee also used the study results as one resource in developing pay systems in the Company’s business units that could be used as tools to help ensure internal pay equity and more consistent compensation practices. This study is updated periodically to reflect changes in market conditions and to assist in evaluation of new positions.

Executive Compensation for Fiscal 2005.   Executives receive annual compensation (excluding employee benefits) comprised of base salary and incentive compensation, which is further delineated to include the potential for an annual cash bonus and long-term equity-based awards. Named Executive Officers who are operating company presidents were paid annual incentive compensation based on a weighting of the financial performance of their individual units and on the Company as a whole, a system designed to encourage teamwork between the operating units. The Chief Executive Officer and Chief Financial Officer derived their incentive compensation from overall Company financial performance, as well as their individual performance.

(1)   Base Salaries:   In setting base salaries, we consider individual experience and responsibilities, as well as individual performance and competitive factors, including the salary surveys of certain competitors for similarly situated employees. Each of the Named Executive Officers, other than Mr. Coleman, is party to a Management Agreement with the Company, described elsewhere in this proxy statement, which include baseline base salaries established in 2004 under the Management Agreements, which cannot be reduced.

(2)   Annual Incentive Compensation:   Performance-based compensation is a key component of our compensation philosophy. Consistent with our philosophy described above, executive annual incentive compensation was determined based on Company and business unit performance, and in some cases on individual performance factors. For Messrs. Daily and Reiten, at least fifty percent of their bonuses awarded for 2005 were based on Earnings Before Income Taxes (“EBIT”) attainment of their respective business units, subject to adjustments for safety performance and capital utilization. Mr. Coleman’s bonus was based primarily on the acquisition of new fiber leases for the business unit of which he is president. The remainder of the bonus compensation for the Messrs. Daily and Reiten was based on attainment of Company-wide net income goals approved by the Board, subject to adjustments for safety performance and capital utilization. Messrs. Helwig and Montgomery had their bonuses awarded based on the attainment of Company-wide net income goals established in advance by the Board, subject to adjustments for safety performance and capital utilization.

(3)   Long-Term Incentive Compensation:   Long-term incentive compensation primarily consists of equity-based awards, which may have performance-based or time-based vesting components. During fiscal 2005, the Company granted stock options to select members of management, including the Named Executive Officers. The purpose of the stock option awards is to align a component of compensation directly to the creation of stockholder value. The recipients of stock options have the right to buy a fixed number of shares of Company common stock at the closing price of such stock on the grant date. The stock options typically vest over four years and have a ten-year term. In accordance with the Company’s compensation philosophy, the Committee considered previous grants made to executives and reviewed survey data regarding long-term incentive targets for similarly situated executives in the marketplace before awarding such grants. In addition, Mr. Coleman participates in a long term incentive program based specifically on the performance of the Telecommunications segment of our business.

(4)   Other Compensation:   Executives are eligible to participate in the Company’s retirement and savings plans (401(k), non-qualified deferred compensation plan and Employee Stock Purchase Plan) on the same basis as other employees. The Company matches certain employee contributions to its 401(k) savings plan with cash. The Company does not offer any supplemental retirement plan or defined benefit pension plan benefits.

The Company offers certain executives the use of a car or provides a car allowance.

CEO Compensation for Fiscal 2005.   Mr. Helwig’s base salary was established pursuant to his Management Agreement, based on the criteria and philosophy described in this report. The independent members of the Committee determined Mr. Helwig’s incentive compensation for fiscal 2005 in accordance with the policies described above. The most important factors considered in establishing his incentive compensation were overall Company performance, the Company’s progress on strategic objectives and Mr. Helwig’s individual leadership throughout the year. The Committee gave specific weight to Mr. Helwig’s leadership during the fiscal year, the work he did to create a performance-based culture, his role in acquisitions and divestitures in 2005, and his strong focus on safety performance. Based on these factors, we awarded Mr. Helwig total cash compensation of $823,324 for fiscal 2005, comprised of base salary of $438,324, an annual performance bonus of $310,000, 25% of his signing bonus in the amount of $75,000 and non-qualified stock options to acquire 50,000 shares of our common stock. The stock options were granted in November 2005 and vest on a pro-rated time basis over four years.

Annual CEO Compensation Review.   During 2004, we retained Mercer Human Resources Consulting to conduct a benchmarking study and analysis of CEO compensation in our industry. We used the results of this survey in establishing Mr. Helwig’s compensation this year and anticipate using the results of such survey, as may be updated from time to time, along with other factors as described above, as part of our compensation program for CEO compensation for fiscal 2006.

Conclusion.   Attracting and retaining talented executives, managers and employees is critical to the growth of the Company and to the building of long-term stockholder value. We believe that InfraSource’s 2005 compensation program worked to motivate our employees to achieve near-term and long-term goals for the Company and that this program is aligned with the interests of our stockholders.

The Compensation Committee

John A. Brayman, Chairman
David R. Helwig
David H. Watts

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ITS Acquisition

On January 27, 2004, InfraSource acquired all of the voting interests of Maslonka & Associates, Inc., now known as InfraSource Transmission Services Company (“ITS”), for a total purchase price of $83.2 million, which included the issuance of 4,330,820 shares of InfraSource’s common stock, transaction costs and purchase price contingencies. The value of the shares issued to Maslonka stockholders was determined to be approximately $50.7 million. Martin Maslonka, a principal stockholder of InfraSource, received $9.5 million in cash and 2,407,235 shares of InfraSource common stock. The final purchase price was subject to a working capital adjustment and settlement of holdback adjustments to the purchase price in accordance with the terms of the acquisition agreement. Under the terms of the holdback provisions, InfraSource withheld $6.6 million in cash payable at closing and 957,549 shares of common stock, including $5.9 million in cash and 532,206 shares relating to Mr. Maslonka. We finalized the working capital adjustment in July 2005 and released $3.3 million in cash and 478,775 shares of common stock to the sellers in accordance with the agreement, including $3.1 million in cash and 41,889 shares of common stock to Mr. Maslonka. The balance of the holdback was released in January 2006.

ITS Lease

We lease our ITS headquarters in Mesa, Arizona and our ITS Texas field office in San Angelo, Texas from EC Source, LLC, which is wholly owned by Martin Maslonka. Our leases for these two properties will run through February 2009, subject to a five-year renewal option. Pursuant to these leases, we will incur total annual lease payments of $0.2 million.

ITS Promissory Note

ITS was the issuer of a $1.0 million installment promissory note in favor of Martin Maslonka. The promissory note had an annual interest rate of 8.5%, and interest is payable in equal monthly payments of $7,083. The promissory note which was scheduled to mature on June 30, 2006 was repaid in December 2005.

Blair Park Liabilities

As of December 31, 2005, we had $7.1 million due to the former owners of Blair Park Services, Inc. and Sunesys, Inc. (collectively “Blair Park”) accrued in other liabilities—related parties on our consolidated balance sheet for additional contingent purchase price consideration. This amount will be paid in April 2006. We acquired Blair Park in 2001.

Registration Rights Agreement

In January 2004, we entered into a registration rights agreement with our principal stockholders, certain of our executive officers and the sellers in the ITS acquisition transaction. Subject to certain conditions, the registration rights agreement requires us to register the shares of InfraSource owned by such stockholders with the SEC so that those shares may be publicly resold or to include their shares in certain registration statements we file. Our principal stockholders are entitled to require us to file a registration statement with the SEC for the resale of their shares. The sellers in the ITS acquisition and our executive officers are not entitled to require us to file a registration statement but may include their shares in certain registration statements filed by us. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the filed registration statement. In addition, we will pay all expenses (other than underwriting discounts and commissions) on behalf of any selling stockholder participating in a registered offering pursuant to the registration rights agreement.

In December 2005, we amended the Registration Rights Agreement to add Tontine Capital Partners, L.P. as a stockholder entitled to benefits under the agreement in connection with the sale of shares of our common stock by our principal stockholders and Martin Maslonka to Tontine Capital Partners, L.P.

Coleman Properties Lease

We lease office and warehouse space from Coleman Properties of which Lawrence Coleman, President of Blair Park Services, Inc. and Sunesys, Inc., and his relatives are general partners. The lease for this space was to run through October 2005, subject to a 6 year renewal option. The terms of the lease provided for an increase in rental payments equal to the increase in the Consumer Price Index. In October, 2005 we renewed the lease for three years and our annual payments under this agreement are approximately $86,000. We also lease ducts in two river bores under the Delaware River from Coleman Properties. Our lease commenced on May 1, 2005 and has a term of five years, with an option to extend. Our annual lease payment is $0.02 million for each pair of fiber installed in the conduit up to a maximum of $0.2 million per year if additional ducts are leased.

Stockholders’ Agreement

In September 2003, we and certain holders of our common stock became parties to a stockholders’ agreement. Upon closing of the January 2004 ITS transaction, the Maslonka sellers were added as parties. This stockholders’ agreement gave our principal stockholders a right of first refusal if any existing stockholder proposed to transfer its common stock. Upon the closing of our initial public offering, most of the provisions of the stockholders’ agreement, including those providing for the right of first refusal, automatically terminated.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of the Board of Directors is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of InfraSource and its subsidiaries.  Management is responsible for InfraSource's financial statements and reporting process, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of InfraSource’s internal control over financial reporting.  PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, is responsible for auditing InfraSource’s consolidated financial statements, for attesting to Management’s Report on Internal Control over Financial Reporting, and for assessing the effectiveness of internal control over financial reporting.  The Audit Committee has reviewed and discussed InfraSource’s audited consolidated financial statements and Management’s Report on Internal Control over Financial Reporting for the year ended December 31, 2005, with management and with representatives of PricewaterhouseCoopers LLP.  InfraSource’s management has advised the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between PricewaterhouseCoopers LLP and its related entities and InfraSource, and has discussed with representatives of PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from InfraSource and its management. In addition to the information provided by PricewaterhouseCoopers LLP, the Audit Committee considered the level of non-audit services provided by PricewaterhouseCoopers LLP in determining that they were independent.

Based on the review and discussions described above, the Audit Committee has recommended to InfraSource’s Board of Directors that InfraSource’s audited financial statements be included in InfraSource’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

J. Michal Conaway (Chairman)
Richard S. Siudek
David H. Watts

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership (as determined under the rules of the SEC) of our common stock as of March 31, 2006 by: (a) each person known by InfraSource to be the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each director and named executive officer, and (c) all executive officers and directors of InfraSource as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage Ownership
OCM/GFI Power Opportunities Fund, L.P.	6,325,307	15.9%
OCM Principal Opportunities Fund II, L.P.	6,325,307	15.9%
Oaktree Capital Management, LLC(2)(3)(4)	12,650,614	31.7%
GFI Energy Ventures LLC(5)(6)(7)	6,325,307	15.9%
Stephen Kaplan(2)(3)(4)	12,650,614	31.7%
Laurence D. Gilson(5)(7)(8)	6,325,307	15.9%
Richard K. Landers(5)(7)(9)	6,325,307	15.9%
Tontine Capital Partners, L.P.(10)	3,401,708	8.5%
John A. Brayman(11)	22,155	*
Christopher S. Brothers(2)(3)(4)(12)	12,650,614	31.7%
J. Michal Conaway	—	—
Michael P. Harmon(2)(3)(4)(13)	12,650,614	31.7%
Ian A. Schapiro(5)(7)(14)	6,325,307	15.9%
Richard S. Siudek(15)	19,913	*
David H. Watts(16)	19,913	*
Martin Maslonka(17)	1,213,214	3.0%
David R. Helwig(18)	627,169	1.6%
Terence R. Montgomery(19)	271,620	*
Paul M. Daily(20)	199,190	*
Stephen J. Reiten(21)	155,950	*
Lawrence P. Coleman(22)	1,871	*
All executive officers and directors as a group (15 persons)(23)	13,990,395	34.4%

*                    Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)          Unless otherwise indicated, the address for each of the individuals listed below is: c/o InfraSource Services, Inc., 100 West Sixth Street, Suite 300, Media, Pennsylvania 19063.

(2)          Includes: (i) 6,325,307 shares of common stock owned by OCM/GFI Power Opportunities Fund, L.P. (Power Fund) and (ii) 6,325,307 shares of common stock owned by OCM Principal Opportunities Fund II, L.P. (POF).

(3)          Oaktree Capital Management, LLC (“Oaktree”) is the co-general partner of Power Fund and the general partner of POF. By virtue of its relationship to POF and Power Fund, Oaktree may be deemed to have or share beneficial ownership of shares owned by Power Fund and POF. Oaktree expressly disclaims beneficial ownership of such common stock held by POF and Power Fund except for its pecuniary interest therein. Voting and investment decisions with respect to shares of our common stock held by POF are generally made on behalf of Oaktree by Stephen Kaplan and Christopher Brothers. Mr. Kaplan is a founding principal of Oaktree and Mr. Brothers is a Managing Director of Oaktree. Each of Mr. Kaplan and Mr. Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. Voting and investment decisions with respect to shares of our common stock held by Power Fund are made on behalf of

Power Fund by an investment committee comprised of Lawrence Gilson, Richard Landers and Ian Schapiro (the “GFI Representatives”) and Mr. Kaplan and Mr. Brothers. Decisions by the investment committee of Power Fund require the affirmative vote of two GFI Representatives, Mr. Kaplan and Mr. Brothers. Each of Messrs. Gilson, Landers, Schapiro, Kaplan and Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(4)          c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(5)          Includes 6,325,307 shares of common stock owned by Power Fund.

(6)          GFI is the co-general partner of Power Fund. By virtue of its relationship to Power Fund, GFI may be deemed to have or share beneficial ownership of shares owned by Power Fund. GFI expressly disclaims beneficial ownership of such common stock held by Power Fund.

(7)          c/o GFI Energy Ventures, LLC, 11611 San Vicente Boulevard, Suite 710, Los Angeles, California 90049.

(8)          By virtue of being a founding principal of GFI, Mr. Gilson may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Gilson expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(9)          By virtue of being a founding principal of GFI, Mr. Landers may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Landers expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(10)   In Amendment No. 1 to Schedule 13G, dated February 14, 2006, jointly filed by Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell, such persons report that as of such date, (i) they possessed shared power to vote and dispose of these shares, and (ii) the business address of each such person is Railroad Avenue, 3rd Floor, Greenwich Connecticut 06830.

(11)   Consists of (i) 19,913 shares of common stock acquired by Mr. Brayman pursuant to the exercise of then-unvested stock options, of which 9,957 shares of common stock are subject to repurchase, (ii) options to purchase 1,121 shares of common stock that are currently exercisable and (iii) options to purchase 1,121 shares of common stock that will become exercisable within 60 days.

(12)   By virtue of being a Managing Director of Oaktree, Mr. Brothers may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Oaktree. Mr. Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(13)   By virtue of being a Managing Director of Oaktree, Mr. Harmon may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Oaktree. Mr. Harmon expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(14)   By virtue of being a founding principal of GFI, Mr. Schapiro may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Schapiro expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(15)   Consists of (i) options to purchase 9,957 shares of common stock subject to unvested stock options that may be exercised prior to vesting, (ii) options to purchase 4,978 shares of common stock that are currently exercisable and (iii) options to purchase 4,978 shares of common stock that will become exercisable within 60 days.

(16)   Consists of (i) 14,935 shares of common stock subject to unvested stock options that may be exercised prior to vesting and (ii) options to purchase 4,978 shares of common stock that will become exercisable within 60 days.

(17)   c/o InfraSource Transmission Services Company, 209 Kingsbury Grade # 2J, Stateline, Nevada 89449. Of these shares, 32,417 are subject to repurchase under specified circumstances upon a termination of Mr. Maslonka’s employment.

(18)   Consists of (i) 116,974 shares of common stock subject to unvested stock options that may be exercised prior to vesting, (ii) options to purchase 28,046 shares of common stock that are currently exercisable, (iii) options to purchase 28,046 shares of common stock that will become exercisable within 60 days and (iv) 454,103 shares of common stock owned by DRHCLH Partnership, L.P., of which the beneficial owners are Mr. Helwig and his wife. In his capacity as general partner, Mr. Helwig exercises all voting and investment power with respect to the shares owned by DRHCLH Partnership, L.P. 72,197 shares of common stock owned by DRHCLH Partnership, L.P. are subject to repurchase under specified circumstances upon a termination of Mr. Helwig’s employment.

(19)   Consists of (i) 79,651 shares of common stock subject to unvested stock options that may be exercised prior to vesting, (ii) options to purchase 117,482 shares of common stock that are currently exercisable, (iii) options to purchase 11,652 shares of common stock that will become exercisable within 60 days and (iv) 62,835 shares of common stock owned by Mr. Montgomery.

(20)   Consists of (i) 56,984 shares of common stock subject to unvested stock options that may be exercised prior to vesting, (ii) options to purchase 118,750 shares of common stock that are currently exercisable, (iii) options to purchase 10,000 shares of common stock that will become exercisable within 60 days and (iv) 13,456 shares of common stock owned by Mr. Daily.

(21)   Consists of (i) 49,782 shares of common stock subject to unvested stock options that may be exercised prior to vesting, (ii) options to purchase 96,632 shares of common stock that are currently exercisable and (iii) options to purchase 9,536 shares of common stock that will become exercisable within 60 days.

(22)   Consists of (i) options to purchase 1,250 shares of common stock that will become exercisable within 60 days and (ii) 621 shares of common stock owned by Mr. Coleman directly.

(23)   Includes (i) 328,283 shares of common stock subject to options that may be exercised prior to vesting, (ii) options to purchase 378,009 shares of common stock that are currently exercisable and (iii) options to purchase 82,561 shares of common stock that will become exercisable within 60 days.

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in cumulative total stockholder return on our common stock since May 7, 2004 with the cumulative total return of the companies included in the Standard and Poor’s 500 Index (“S&P 500”) and the Russell 2000 Index (“Russell 2000”) over the same period. We are using the Russell 2000, which consists of issuers with similar market capitalization, because we do not believe we can reasonably identify a peer group with similar business lines that will provide a meaningful comparison. The comparison assumes $100 was invested on May 7, 2004 in the common stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to December 31, 2005. As of March 31, 2006, the closing price of the InfraSource common stock on the New York Stock Exchange was $17.21. InfraSource has not paid cash dividends on its common stock. Historic stock prices are not indicative of future stock price performance.

		S&P	Russell
Measurement Period	IFS	500 Index	2000 Index
IPO	$100.00	$100.00	$100.00
December 31, 2004	100.00	111.61	119.79
December 30, 2005	100.62	113.95	122.70

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, audited our consolidated financial statements for the year ended December 31, 2005. Representatives of PricewaterhouseCoopers LLP are expected to attend our 2006 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The Audit Committee of the Board of Directors is in the process of selecting PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2006. For the years ended December 31, 2005 and December 31, 2004, aggregate fees billed to InfraSource by PricewaterhouseCoopers LLP were as follows:

	2005	2004
Audit Fees(1)	$1,768,891	$2,973,533
Audit-Related Fees(2)	—	539,187
Tax Fees(3)	—	126,067
All Other Fees	2,375	2,800
Total Fees	$1,771,266	$3,641,587

(1)          Audit Fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Audit Fees for 2004 include fees related to our registration statement for the initial public offering. Audit Fees for 2005 include fees related to the audit of internal controls over financial reporting.

(2)          Audit-Related Fees for the year ended December 31, 2004 primarily included fees for due diligence related to our 2004 acquisitions.

(3)          Tax Fees for the year ended December 31, 2004 included fees in connection with state tax advisory services for two of our subsidiaries.

The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by our independent registered public accountant. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accountant in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. As of the date of our initial public offering, the Audit Committee adopted the Pre-Approval Policy. All audit, audit-related and tax services provided to us by PricewaterhouseCoopers LLP under engagements arising after the completion of our initial public offering and before December 31, 2005 have been pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires InfraSource’s directors, executive officers (including persons performing a principal policy-making function), and persons who own more than 10% of a registered class of InfraSource’s equity securities (“10% Holders”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and 10% Holders are required by the regulations under the Exchange Act to file all Section 16(a) reports electronically and to provide us with notice of all Section 16(a) reports which they file. Based solely upon a review of the Section 16(a) reports filed electronically by such reporting persons, and the representations made by the reporting persons to us, we believe that during the year ended December 31, 2005, our directors, officers and 10% Holders complied with the filing requirements under Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board does not intend to present any business at the Annual Meeting other than the matters described in this proxy statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, which under applicable proxy regulations need not be included in this proxy statement, or which the Board did not know would be presented at least 45 days before this solicitation, the persons named in the enclosed proxy will have discretionary authority to vote the proxies held by them with respect to such matters in accordance with their best judgment on such matters.

By Order of the Board of Directors
/s/ Deborah C. Lofton
Deborah C. Lofton, Senior Vice President, General Counsel and Secretary
April 7, 2006

INFRASOURCE SERVICES, INC.

PROXY

The undersigned stockholder of InfraSource Services, Inc. (the “Company”) hereby appoints Terence R. Montgomery, Senior Vice President and Chief Financial Officer and Deborah C. Lofton, Senior Vice President, General Counsel and Secretary, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 1735 Market Street, Suite 4200, Philadelphia, Pennsylvania 19103 at 10:00 a.m. (local time) on May 9, 2006 and at all postponements and adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present upon the matters described below, hereby revoking any proxy heretofore executed by the undersigned (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

The proxies are directed to vote as follows:

1.             Election of the following persons as directors of the Company.

John A. Brayman	__________ FOR	__________ VOTE WITHHELD

J. Michal Conaway	__________ FOR	__________ VOTE WITHHELD

Michael P. Harmon	__________ FOR	__________ VOTE WITHHELD

David R. Helwig	__________ FOR	__________ VOTE WITHHELD

Ian A. Schapiro	__________ FOR	__________ VOTE WITHHELD

Richard S. Siudek	__________ FOR	__________ VOTE WITHHELD

David H. Watts	__________ FOR	__________ VOTE WITHHELD

2.             To transact such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

IMPORTANT: Please date this proxy and sign exactly as your name(s) is printed below.  If shares are registered in more than one name, all owners should sign.  When signing as an executor, administrator, trustee, guardian or in another representative capacity, please give your full title(s).  If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

(Signature)

(Signature)

Dated	, 2006

ELECTRONIC DELIVERY OF FUTURE PROXY SOLICITATION MATERIALS

We would like to provide future proxy statements, proxies, annual reports and similar materials to you electronically.  Please signify your consent to the use of such cost effective process by providing us with your e-mail address below:

E-mail address

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED PRE-ADDRESSED, STAMPED ENVELOPE.